Exhibit 12(a)

JOHN HANCOCK LIFE INSURANCE COMPANY

CALCULATION OF EARNINGS TO FIXED CHARGES RATIOS

(Dollars in Millions)

(Including Interest Credited to Policyholders)

	For the Three Months Ended March 31,	For the Twelve Months Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings (a):
Income before minority interest in consolidated subsidiaries, income or loss from equity investees and provision for income taxes	$378.7	$767.1	$1,076.5	$502.7	$711.0	$957.3
Add: fixed charges	358.2	1,415.1	1,489.3	1,506.8	1,591.2	1,567.3
Add: distributed income of equity investees	92.5	139.6	139.4	131.1	48.2	143.8
Less: preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—

Earnings	829.4	2,321.8	2,705.2	2,140.6	2,350.4	2,668.4
Fixed charges:
Interest expensed and capitalized	40.2	142.7	88.6	55.1	59.0	62.6
Interest on element of rental	1.4	5.5	4.5	0.6	1.2	2.0
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—
Interest credited to policyholders	316.6	1,266.9	1,396.2	1,451.1	1,531.0	1,502.7

Total fixed charges	$358.2	$1,415.1	$1,489.3	$1,506.8	$1,591.2	$1,567.3

Ratio of earnings to fixed charges	2.3	1.6	1.8	1.4	1.5	1.7

(a)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before minority interest in consolidated subsidiaries, income or loss from equity investees and provision for income taxes, plus fixed charges and distributed income of equity investees, less preference security dividend requirements of consolidated subsidiaries. “Fixed charges” consist of interest expensed and capitalized, (other than interest expense related to preferred stock classified as debt) which includes amortization of premiums, discounts and capitalized expenses related to indebtedness; the portion of rental expense that management believes is representative of the interest component of lease expense; preference security dividend requirements of consolidated subsidiaries; and interest credited to policyholders.

JOHN HANCOCK LIFE INSURANCE COMPANY

CALCULATION OF EARNINGS TO FIXED CHARGES RATIOS

(Dollars in Millions)

(Continued)

(Excluding Interest Credited to Policyholders; Net of Interest Rate and Currency Swaps)

	For the Three Months Ended March 31,	For the Twelve Months Ended December 31,
	2005	2004	2003	2002	2001	2000
Earnings (a):
Income before minority interest in consolidated subsidiaries, income or loss from equity investees and provision for income taxes	$378.7	$767.1	$1,076.5	$502.7	$711.0	$957.3
Add: fixed charges	36.6	123.7	67.8	33.4	50.0	63.2
Add: distributed income of equity investees	92.5	139.6	139.4	131.1	48.2	143.8
Less: preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—

Earnings	507.8	1,030.4	1,283.7	667.2	809.2	1,164.3
Fixed charges:
Interest expensed and capitalized, net of interest rate and currency swaps related to debt issued for capital purposes	35.2	118.2	63.3	32.8	48.8	61.2
Interest on element of rental	1.4	5.5	4.5	0.6	1.2	2.0
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—	—

Total fixed charges	$36.6	$123.7	$67.8	$33.4	$50.0	$63.2

Ratio of earnings to fixed charges	13.9	8.3	18.9	20.0	16.2	18.4

(a)	For the purpose of calculating the ratio of earnings to fixed charges, “earnings” represent income before minority interest in consolidated subsidiaries, income or loss from equity investees and provision for income taxes, plus fixed charges and distributed income of equity investees, less preference security dividend requirements of consolidated subsidiaries. “Fixed charges” consist of interest expensed and capitalized, (other than interest expense related to preferred stock classified as debt) which includes amortization of premiums, discounts and capitalized expenses related to indebtedness, net of interest rate and currency swaps related to debt issued for capital purposes; the portion of rental expense that management believes is representative of the interest component of lease expense; and preference security dividend requirements of consolidated subsidiaries.